Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Mazor Robotics Ltd.:

We consent to the use of our report dated April 28, 2015 with respect to the consolidated statements of financial position of Mazor Robotics Ltd. as of December 31, 2014 and 2013 and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference.

/s/ Somekh Chaikin
Somekh Chaikin
Member firm of KPMG International

Tel-Aviv, Israel
June 16, 2015